State of Delaware Secretary of State Division of Corporations Delivered 10:22 PM 04/22/2014 FILED 10:22 PM 04/22/2014 SRV 140503922 - 5451264 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
OCEAN THERMAL ENERGY CORPORATION

Ocean Thermal Energy Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL’’), hereby certifies that:

FIRST: The name of the corporation is Ocean Thermal Energy Corporation (the “Corporation”).

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL, has adopted a resolution that it is advisable to amend Article IV of the Corporation’s Certificate of Incorporation to read in its entirety as follows:

ARTICLE IV

This Corporation is authorized to issue two classes of shares of stock designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares which this Corporation is authorized to issue is Two Hundred Twenty Million (220,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, each having a par value of $0.0001, and Twenty Million (20,000,000) shares of Preferred Stock, each having a par value of $0.0001.

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation and has been duly approved, consented to, authorized and adopted by the holders of a majority of the issued and outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL, by execution of a written consent given in accordance with the provisions of Section 228 of the DGCL.

FOURTH: The foregoing amendment shall be effective upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this 22nd day of April 2014.

OCEAN THERMAL ENERGY CORPORATION /s/ Jeremy P. Feakins Jeremy P. Feakins President and Chief Executive Officer